Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-113837 of Asbury Automotive Group, Inc. on Form S-4 of our report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), incorporated by reference, in the Annual Report on Form 10-K of Asbury Automotive Group, Inc. for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such registration statement.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

March 26, 2004